Smith Helms Mulliss & Moore, L.L.P.
                        Attorneys at Law
                      Post Office Box 31247
                 Charlotte, North Carolina 28231
                    Telephone (704) 343-2000




                          May 16, 1996


NationsBank Corporation
NationsBank Corporate Center
Charlotte, North Carolina  28255-0065

     Re:  Public Offering of $500,000,000
          Aggregate Principal Amount of 7% Senior Notes, due 2003

Ladies and Gentlemen:

     We have acted as counsel for NationsBank Corporation, a North Carolina corporation (the "Corporation"), in connection with (a) the issuance of $500,000,000 in aggregate principal amount of its 7% Senior Notes, due 2003 (the "Notes") and (b) the Registration Statement on Form S-3, Registration No. 33-63097, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to $3,000,000,000 aggregate principal amount of the Corporation's unsecured debt securities, shares of its preferred stock and shares of its common stock, and the Prospectus dated November 24, 1995 constituting a part of the Registration Statement, as supplemented by the Prospectus Supplement dated May 14, 1996 filed with the Commission pursuant to Rule 424(b) promulgated under the Act, relating to the Notes (the "Prospectus Supplement").

     As such counsel, we have examined and are familiar with the originals or photocopies or certified copies of such records of the Corporation, certificates of officers of the Corporation, and public officials, and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies. We have relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

     Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Notes, when executed, issued and delivered by the Corporation to The Bank of New York for authentication in accordance with the Indenture dated as of January 1, 1995, between the Corporation and First Trust of New York, National Association (successor to BankAmerica National Trust Company), as Trustee (the "Indenture"), authenticated and delivered by The Bank of New York, as issuing and paying agent, in accordance with the Indenture and paid for, all as contemplated in the Board Resolution or Company Order (as each is defined in the Indenture), will have been validly authorized and issued under the Indenture and will constitute valid and legally binding obligations of the Corporation.

     We are licensed to practice law only in the State of North Carolina and the United States of America. In rendering this opinion we are not expressing an opinion as to the laws of any jurisdiction other than the State of North Carolina and the United States of America, and we assume no responsibility as to the applicability of the laws of any other jurisdiction.

     We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as part of the Corporation's Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

                              Very truly yours,


                              SMITH HELMS MULLISS & MOORE, L.L.P.